EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-117654, 333-88304, 333-51126, 333-41485, and 333-92783 on Form S-8 and Registration Statement Nos. 333-114361 and 333-114062 on Form S-3 of our reports dated March 2, 2005, relating to the financial statements and financial statement schedule of Alliant Energy Corporation (which report on the financial statements and financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption on January 1, 2003 of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Alliant Energy Corporation for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

March 2, 2005